AXALTA COATING SYSTEMS LTD.
AMENDED AND RESTATED 2014 INCENTIVE AWARD PLAN

PERFORMANCE SHARE UNIT GRANT NOTICE

Axalta Coating Systems Ltd., a Bermuda exempted limited liability company (the “Company”), pursuant to its Amended and Restated 2014 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) the number of performance share units (the “PSUs”) set forth below. The PSUs are subject to the performance criteria and other terms and conditions set forth in this Performance Share Unit Grant Notice (the “Grant Notice”) and the Performance Share Unit Agreement attached hereto as Exhibit A, including Appendix 1 (Vesting), Appendix 2 (Confidentiality and Business Protection Agreement) and Appendix 3 (Country-Specific Terms and Conditions) thereto (the “Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in the Grant Notice and the Agreement.

Participant:
Grant Date:
Target Number of PSUs (the “Target PSUs”):	[____] Notwithstanding the number of Target PSUs, the number of PSUs that are eligible to vest pursuant to this Agreement range from zero to 200% of the Target PSUs.
Type of Shares Issuable:	Common Stock
Vesting Schedule:	The PSUs will vest in accordance with the vesting schedule set forth in Appendix 1.

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice. Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice or the Agreement.

AXALTA COATING SYSTEMS LTD. HOLDER:	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title:

EXHIBIT A
TO PERFORMANCE SHARE UNIT GRANT NOTICE
PERFORMANCE SHARE UNIT AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the Target PSUs set forth in the Grant Notice. The actual number of PSUs that are eligible to vest pursuant to this Agreement range from zero to 200% of the Target PSUs based upon performance metrics set forth on Appendix 1 during the Performance Period and subject to forfeiture, in each case, as set forth in Article II below and the terms of the Plan.
ARTICLE I.
GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.2    Incorporation of Terms of Plan. The PSUs and the shares of Common Stock issued to Participant hereunder (“Shares”) are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control, except with respect to the definition of Change in Control as defined in this Agreement.
ARTICLE II.
AWARD OF PERFORMANCE SHARE UNITS AND DIVIDEND EQUIVALENTS
2.1    Award of PSUs and Dividend Equivalents.
(a)    In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the Target PSUs upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Section 13.2 of the Plan. Each PSU represents the right to receive one Share or, at the option of the Company, an amount of cash as set forth in Section 2.3(b), in either case, at the times and subject to the conditions set forth herein. However, unless and until the PSUs have vested, Participant will have no right to the payment of any Shares subject thereto. Prior to the actual delivery of any Shares, the PSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.
(b)    The Company hereby grants to Participant an Award of Dividend Equivalents with respect to each PSU granted pursuant to the Grant Notice for all ordinary cash dividends which are paid to all or substantially all holders of the outstanding Shares between the Grant Date and the date when the applicable PSU is distributed or paid to Participant or is forfeited or expires. The Dividend Equivalents for each PSU shall be equal to the amount of cash which is paid as a dividend on one share of Common Stock. All such Dividend Equivalents shall be credited to Participant and paid in cash at the same time as the distribution or payment is made of the PSU to which such Dividend Equivalent relates in accordance with Section 2.3 below. Any Dividend Equivalents that relate to PSUs that are forfeited shall likewise be forfeited without consideration.
2.2    Vesting of PSUs and Dividend Equivalents.
(a)    Vesting Schedule. Subject to Sections 2.2(b) and (c) below and subject to the terms of this Agreement, the PSUs shall vest, if at all, in amounts up to 200% of the Target PSUs (the “Maximum PSUs”) on the Determination Date, in accordance with the vesting schedule set forth in Appendix 1.
(b)    Effect of Termination of Service. Notwithstanding any contrary provision of this Agreement, except as otherwise provided in Section 2.2(c)(i)(A), upon Participant’s Termination of Service prior to the date the PSUs are determined to vest pursuant to this Agreement, any and all PSUs and Dividend Equivalents shall immediately be forfeited and Participant’s rights with respect thereto shall lapse and expire; provided that in the event of Participant’s Termination of Service, prior to the date the PSUs are determined to vest, by reason of death, the Target PSUs (or if such Termination of Service occurs after a Change in Control, then the number of PSUs determined pursuant to Section 2.3(c)(i)) and related Dividend Equivalents shall immediately vest in full and be settled in accordance with Section 2.3(a).
(c)    Change in Control.
(i)    Notwithstanding any contrary provision of this Agreement, in the event of a Change in Control prior to the end of the Performance Period, the number of PSUs determined to vest pursuant to the Change in Control section of Appendix 1 shall vest on December 31, 2021, subject to the Participant not incurring a Termination of Service prior to such date; provided, that, subject to clause (c)(ii) below, such unvested PSUs shall immediately vest and be settled in accordance with Section 2.3(a) (A) in the event of Participant’s Termination of Service by the Company without Cause or by Participant for Good Reason, in each case, within two (2) years after the Change in Control, (B) immediately prior to (and subject to the consummation of) the Change in Control in the event the successor corporation (or any of its parent entities) does not assume or substitute the unvested PSUs for equivalent rights in connection with such Change in Control, or (C) in the event of Participant’s Termination of Service by reason of death as provided in Section 2.2(b).
(ii)    As a condition to any accelerated vesting of the PSUs as set forth in Section 2.2(c)(i)(A) above, Participant shall, within the thirty (30) day period following the date of Participant’s Termination of Service, execute and not revoke a general release of all claims, including all known and unknown and current and potential claims, in favor of the Company and its affiliates in either (A) a form provided to Participant by the Company or (B) if Participant is party to a severance or employment agreement with the Company or any of its affiliates or is a participant in a severance policy of the Company or any of its affiliates, the form of release of claims applicable to Participant under such agreement or policy.
(d)    Lapse of PSUs.
(i)    In the event Participant incurs a Termination of Service, except as may be otherwise provided by the Administrator or as set forth in a written agreement between Participant and the Company, Participant shall immediately forfeit any and all PSUs and Dividend Equivalents granted under this Agreement which have not vested or do not vest on or prior to the date on which such Termination of Service occurs, and Participant’s rights in any such PSUs and Dividend Equivalents which are not so vested shall lapse and expire.
(ii)    Subject to Sections 2.2(b) and (c), in the event the PSUs do not vest at the maximum level in accordance with the provisions of Section 2.2(a), such PSUs that do not vest in accordance with the provisions of Section 2.2(a) shall be forfeited and Participant’s rights in any such PSUs and related Dividend Equivalents shall lapse and expire.
(e)    For purposes of this Agreement and the Grant Notice, Participant’s Termination of Service will be deemed to occur on the date that Participant ceases to be actively employed by or actively provide services to the Company or its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or in service or the terms of Participant’s contract of employment if any) and Participant’s right to vest in the PSUs will terminate as of such date and will not be extended by any notice period mandated or implied under local law or any period during or for which Participant receives pay in lieu of notice or severance pay. The Company shall have the sole discretion to determine when Participant is no longer actively employed or providing services for purposes of this Agreement, without reference to any other agreement, written or oral, including Participant’s contract of employment.
2.3     Distribution or Payment of PSUs.
(a)    Participant’s PSUs shall be distributed in Shares (either in book-entry form or otherwise) or, at the option of the Company, paid in an amount of cash as set forth in Section 2.3(b), in either case, as soon as administratively practicable following the vesting of the applicable PSU pursuant to Section 2.2, and, in any event, within sixty (60) days following such vesting. Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of PSUs if it reasonably determines that such payment or distribution will violate federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 2.3(a) if such delay will result in a violation of Section 409A of the Code.
(b)    In the event that the Company elects to make payment of Participant’s PSUs in cash, the amount of cash payable with respect to each PSU shall be equal to the Fair Market Value of a Share on the day immediately preceding the applicable distribution or payment date set forth in Section 2.3(a). All distributions made in Shares shall be made by the Company in the form of whole Shares.
2.4    Conditions to Issuance of Certificates. The Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (A) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (B) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (C) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, and (D) the receipt of full payment of any applicable withholding tax in accordance with Section 2.5 by the Company or its Subsidiary with respect to which the applicable withholding obligation arises.
2.5    Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)    Participant shall be required to remit to the Company or the applicable Subsidiary, an amount sufficient to satisfy any applicable income tax, employment tax, social insurance, social security, payroll tax, contributions, payment on account obligations or other amounts required by law to be withheld, collected or accounted for with respect to any taxable event arising pursuant to this Agreement (“Taxes”). Unless the Participant makes an advance election pursuant to this Section 2.5(a), the Company shall instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those Shares then issuable to Participant pursuant to the PSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax obligation and to remit the proceeds of such sale to the Company or the Subsidiary with respect to which the obligation arises. Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.5(a), including the transactions described in the previous sentence, as applicable. Alternatively, Participant may elect to such Tax obligations in one or more of the forms specified below, provided such election is made in accordance with any advance notice requirements that the Company may establish for this purpose:
(i)    by cash or check made payable to the Company or the Subsidiary with respect to which the withholding obligation arises;
(ii)    with respect to any Taxes arising in connection with the distribution of the PSUs, unless otherwise determined by the Administrator, by requesting that the Company and its Subsidiaries withhold a net number of vested Shares otherwise issuable pursuant to the PSUs having a then current Fair Market Value not exceeding the amount necessary to satisfy the obligation of the Company and its Subsidiaries with respect to Taxes based on the minimum applicable statutory rates for Taxes (or, if the Administrator determines that it would be consistent with Applicable Law and would not result in adverse accounting consequences, such greater amount as the Administrator may designate, up to the maximum statutory rate);
(iii)    with respect to any Taxes arising in connection with the distribution of the PSUs, unless otherwise determined by the Administrator, by tendering to the Company vested Shares having a then current Fair Market Value not exceeding the amount necessary to satisfy the obligation of the Company and its Subsidiaries with respect to Taxes based on the minimum applicable statutory rates for Taxes (or, if the Administrator determines that it would be consistent with Applicable Law and would not result in adverse accounting consequences, such greater amount as the Administrator may designate, up to the maximum statutory rate); or
(iv)    in any combination of the foregoing.
(b)    With respect to any Taxes arising in connection with the PSUs, in the event Participant fails to provide timely payment of all sums required pursuant to Section 2.5(a), the Company shall have the right and option, but not the obligation, to (i) deduct such amounts from other compensation payable to Participant and/or (ii) treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 2.5(a) above. The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the PSUs to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all Taxes applicable with respect to the taxable income of Participant resulting from the vesting or settlement of the PSUs or any other taxable event related to the PSUs. The Company may refuse to issue any Shares in settlement of the PSUs to Participant until the foregoing Tax obligations are satisfied, provided that no payment shall be delayed under this Section 2.5(b) if such delay will result in a violation of Section 409A of the Code.
(c)    Regardless of any action the Company and/or any Subsidiary takes with respect to any or all Taxes, Participant acknowledges that (i) the ultimate liability for all Taxes is and remains Participant’s responsibility and (ii) such Taxes may exceed the amount actually withheld or accounted for by the Company or the applicable Subsidiary. Participant further acknowledges that the Company (and its Subsidiaries) (i) make no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the PSUs, including the grant, vesting or settlement of the PSUs, and the subsequent sale of any Shares acquired at settlement; and (ii) do not commit to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate Participant’s liability for Taxes. Further, if Participant is subject to Taxes in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the applicable Subsidiary (including any Subsidiary previously employing or retaining Participant, as applicable) may be required to withhold or account for Taxes in more than one jurisdiction.
2.6    Rights as Shareholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a shareholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.
ARTICLE III.
OTHER PROVISIONS
3.1    Administration. The Administrator shall have the exclusive power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.
3.2    PSUs Not Transferable. The PSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the PSUs have been issued, and all restrictions applicable to such Shares have lapsed. No PSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
3.3    Adjustments. The Administrator may accelerate the vesting of all or a portion of the PSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the PSUs and the Shares subject to the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 13.2 of the Plan.
3.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Chief Human Resources Officer of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email (if to Participant) or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
3.5    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.6    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
3.7    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.
3.8    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without the prior written consent of Participant.
3.9    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.10    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the PSUs, the Dividend Equivalents, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.11    Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, subject to Applicable Law, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
3.12    Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit or appendix hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof; provided, however, that (i) if Participant is party to a severance or employment agreement with the Company or any of its affiliates or is a participant in a severance policy of the Company or any of its affiliates, in either case, that provides greater vesting protection to Participant, then the PSUs shall be treated in accordance with the applicable terms of such agreement or policy; and (ii) if Participant is party to the Company’s Executive Restrictive Covenant and Severance Agreement or other severance, non-compete, employment or similar agreement with the Company or any of its affiliates that includes the same or similar restrictive covenants as those in Appendix 2, then Appendix 2 shall not apply to Participant. For the avoidance of doubt, the Company’s Restrictive Covenant and Severance Policy does not constitute an agreement with the same or similar covenants as Appendix 2.
3.13    Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
3.14    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
3.15    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and Dividend Equivalents.
3.16    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.
3.17    Broker-Assisted Sales. In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 2.5(a): (A) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable; (B) such Shares may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (C) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (D) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (E) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (F) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company or its Subsidiary with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.
3.18    Definitions. For purposes of this Agreement, the following definitions shall apply:
(a)    “Cause” means any of the following: (i) if Participant is a party to a written employment or severance agreement with the Company or any of its Subsidiaries in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement and (ii) if no Relevant Agreement exists, (A) Participant’s failure to (x) substantially perform his or her duties with the Company (other than any such failure resulting from Participant’s disability) or (y) comply with, in any material respect, any of the Company’s policies; (B) the Company’s determination that Participant failed in any material respect to carry out or comply with any lawful and reasonable directive of the Board; (C) Participant’s breach of a material provision of this Agreement or any Relevant Agreement; (D) Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (E) Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Participant’s duties and responsibilities for the Company; or (F) Participant’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates. Notwithstanding the foregoing, in the case of clauses (A), (B) and (C) above, no Cause will have occurred unless and until the Company has: (a) provided Participant written notice describing the applicable facts and circumstances underlying such finding of Cause; and (b) provided Participant with an opportunity to cure the same within 30 days after the receipt of such notice; provided, however, that Participant shall be provided only one cure opportunity per category of Cause event in any rolling six (6) month period. If Participant fails to cure the same within such 30 days, then “Cause” shall be deemed to have occurred as of the expiration of the 30-day cure period.
(b)    “Change in Control” means and includes, notwithstanding anything to the contrary in the Plan, each of the following: (A) a transaction or series of transactions occurring after the Grant Date whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing 30% or more of the total combined voting power of the Company’s securities outstanding immediately after such transaction; (B) during any 12 month period, individuals who, at the beginning of such period, constitute the Board together with any new members of the Board whose election by the Board or nomination for election by the Company’s members was approved by a vote of at least two-thirds of the members of the Board then still in office who either were members of the Board at the beginning of the one-year period or whose election or nomination for election was previously so approved (other than (x) an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, and (y) any member of the Board whose initial assumption of office during such 12 month period in connection with a transaction described in clause (C)(x) below that occurs with a non-affiliate third party), cease for any reason to constitute a majority thereof; or (C) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) after the Grant Date of (x) a merger, consolidation, reorganization, or business combination or (y) a sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, other than a transaction:
(i)    in the case of clauses (A) and (C), which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, more than seventy percent (70%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)    in the case of clause (C), after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 30% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
(c)    “Change in Control Determination Date” means any date within thirty days prior to the date of a Change in Control, as determined by the Administrator.
(d)    “Determination Date” means the date the Administrator determines the number of PSUs that shall vest pursuant to Section 2.2(a), which date shall be no later than February 28, 2022.
(e)    “Good Reason” means (i) if Participant is a party to a Relevant Agreement in which the term “good reason” is defined, “Good Reason” as defined in the Relevant Agreement and (ii) if no Relevant Agreement exists or “good reason” is not defined therein, the occurrence of any of the following events or conditions without Participant’s written consent: (A) a decrease in Participant’s annual base salary at the rate in effect on day prior to the date of Participant’s Termination of Service (without regard to any decrease that may occur after the date of a Change in Control), other than a reduction of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other similarly situated employees of the Company, (B) a material decrease in Participant’s authority or areas of responsibility as are commensurate with such Participant’s title or position, or (C) the relocation of Participant’s primary office to a location more than 35 miles from Participant’s then-current primary office location. Participant must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within ninety (90) days of the occurrence of such event or the date upon which Participant reasonably became aware that such an event or condition had occurred. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Participant. Any voluntary termination for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is one (1) year following the date notice was provided by Participant. Participant’s voluntary “separation from service” within the meaning of Section 409A by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary.
(f)    “Performance Period” means the period beginning on January 1, 2019 and ending on December 31, 2021.
3.19    No Acquired Right. Participant acknowledges and agrees that:
(a)    The Plan is established voluntarily by the Company, the grant of PSUs under the Plan is made at the discretion of the Administrator and the Plan may be modified, amended, suspended or terminated by the Company at any time. All decisions with respect to future awards, if any, will be at the sole discretion of the Administrator.
(b)    The PSUs (and any similar awards the Company may in the future grant to Participant, even if such awards are made repeatedly or regularly, and regardless of their amount) and Shares acquired under the Plan, (A) are wholly discretionary and occasional, are not a term or condition of employment and do not form part of a contract of employment, or any other working arrangement, between Participant and the Company or any Subsidiary; (B) do not create any contractual entitlement to receive future awards or benefits in lieu thereof; and (C) do not form part of regular or expected salary or remuneration for purposes of determining pension payments or any other purposes, including without limitation termination indemnities, severance, resignation, payment in lieu of notice, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits, welfare benefits or similar payments, except as otherwise required by the applicable law of any governmental entity to whose jurisdiction the award is subject.
(c)    The PSUs and the Shares acquired under the Plan are not intended to replace any pension rights or compensation.
(d)    Participant is voluntarily participating in the Plan.
(e)    In the event that Participant’s employer is not the Company, the grant of the PSUs and any similar awards the Company may grant in the future to Participant will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of this Award and any similar awards the Company may grant in the future to Participant will not be interpreted to form an employment contract with Participant’s employer or any Subsidiary.
(f)    The future value of the underlying Shares is unknown and cannot be predicted with certainty. Neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the PSUs or the Shares.
(g)    Participant shall have no rights, claim or entitlement to compensation or damages as a result of Participant’s Termination of Service for any reason whatsoever, whether or not later found to be invalid or in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from Participant’s ceasing to have rights under the PSUs as a result of such cessation or loss or diminution in value of the PSUs or any of the Shares issuable under the PSUs as a result of such cessation, and Participant irrevocably releases his or her employer, the Company and its Subsidiaries, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Participant shall be deemed to have irrevocably waived his or her entitlement to pursue such rights or claim.
3.20    Data Protection.
(a)    In order to facilitate Participant’s participation in the Plan and the administration of the PSUs, it will be necessary for the Company (or its Subsidiaries or payroll administrators) to collect, hold and process certain personal information and sensitive personal information about Participant (including, without limitation, Participant’s name, home address, telephone number, date of birth, nationality, social insurance or other identification number and job title and details of the PSUs and other awards granted, cancelled, exercised, vested, unvested or outstanding and Shares held by Participant). Participant consents explicitly, willingly, and unambiguously to the Company (and its Subsidiaries and payroll administrators) collecting, holding and processing Participant’s personal data and transferring this data (in electronic or other form) by and among, as applicable, Participant’s employer, the Company and its Subsidiaries and other third parties (collectively, the “Data Recipients”) insofar as is reasonably necessary to implement, administer and manage the Plan and the PSUs. Participant authorizes the Data Recipients to receive, possess, use, retain and transfer the data for the purposes of implementing, administering and managing the Plan and the PSUs. Participant understands that the data will be transferred to UBS Financial Services Inc., or such other broker or third party as may be selected by the Company in the future which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the Data Recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country.
(b)    The Data Recipients will treat Participant’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Plan and the PSUs and will take reasonable measures to keep Participant’s personal data private, confidential, accurate and current. Participant understands that the data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.
(c)    Participant understands that Participant may, at any time, view his or her personal data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the Company but acknowledges that without the use of such data it may not be practicable for the Company to administer Participant’s involvement in the Plan in a timely fashion or at all and this may be detrimental to Participant and may result in the possible exclusion of Participant from continued participation with respect to the PSUs or any future awards under the Plan.
3.21    Additional Terms for Non-U.S. Participants. Notwithstanding anything to the contrary herein, Participants residing and/or working outside the United States shall be subject to the Country-Specific Terms and Conditions attached hereto as Appendix 3. If Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which Participant is currently residing or working or if Participant relocates to one of the countries included in the Country-Specific Terms and Conditions after the grant of the PSUs, the special terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Country-Specific Terms and Conditions constitute part of this Agreement and are incorporated herein by reference.

* * * * *

APPENDIX 1
TO PERFORMANCE SHARE UNIT GRANT NOTICE

VESTING

ADJUSTED EPS PSU BANKING

1.
If the Company achieves an Adjusted EPS between the “Threshold” and “Target” amounts in the table below for any fiscal year during the Performance Period, a number of PSUs equal to between 3.5% and 14% of the Target PSUs, using straight-line interpolation (rounded up to the nearest whole PSU), shall be designated “Banked PSUs.”

2.
If the Company achieves an Adjusted EPS between the “Target” and “Maximum” amounts in the table below for any fiscal year during the Performance Period, a number of PSUs equal to between 14% and 28% of the Target PSUs, using straight-line interpolation (rounded up to the nearest whole PSU), shall be designated “Banked PSUs.”

3.
If the Company achieves an Adjusted EPS greater than the “Maximum” amount in the table below for any fiscal year during the Performance Period, a number of PSUs equal to 28% of the Target PSUs (rounded up to the nearest whole PSU), shall be designated “Banked PSUs.”

4.
If the Company achieves an Adjusted EPS between the “Threshold” and “Target” amounts in the table below for the cumulative Performance Period, a number of PSUs equal to between 7% and 28% of the Target PSUs, using straight-line interpolation (rounded up to the nearest whole PSU), shall be designated “Banked PSUs.”

5.
If the Company achieves an Adjusted EPS between the “Target” and “Maximum” amounts in the table below for the cumulative Performance Period, a number of PSUs equal to between 28% and 56% of the Target PSUs, using straight-line interpolation (rounded up to the nearest whole PSU), shall be designated “Banked PSUs.”

6.
If the Company achieves an Adjusted EPS greater than the “Maximum” amount in the table below for the cumulative Performance Period, a number of PSUs equal to 56% of the Target PSUs (rounded up to the nearest whole PSU), shall be designated “Banked PSUs.”

ADJUSTED EPS	Fiscal Year 2019	Fiscal Year 2020	Fiscal Year 2021	Performance Period (cumulative 3-year)
Metric Target	$1.39	$1.48	$1.63	$4.55
Threshold (% of metric target)	$1.251 (90%)	$1.258 (85%)	$1.304 (80%)	$3.8675 (85%)
Target (% or metric target)	$1.39 (100%)	$1.48 (100%)	$1.63 (100%)	$4.55 (100%)
Maximum (% of metric target)	$1.529 (110%)	$1.702 (115%)	$1.956 (120%)	$5.2325 (115%)

ROIC PSU BANKING

1.
If the Company achieves an ROIC between the “Threshold” and “Target” amounts in the table below for any fiscal year during the Performance Period, a number of PSUs equal to between 1.5% and 6% of the Target PSUs, using straight-line interpolation (rounded up to the nearest whole PSU), shall be designated “Banked PSUs.”

2.
If the Company achieves an ROIC between the “Target” and “Maximum” amounts in the table below for any fiscal year during the Performance Period, a number of PSUs equal to between 6% and 12% of the Target PSUs, using straight-line interpolation (rounded up to the nearest whole PSU), shall be designated “Banked PSUs.”

3.
If the Company achieves an ROIC greater than the “Maximum” amount in the table below for any fiscal year during the Performance Period, a number of PSUs equal to 12% of the Target PSUs (rounded up to the nearest whole PSU), shall be designated “Banked PSUs.”

4.
If the Company achieves an ROIC between the “Threshold” and “Target” amounts in the table below for the cumulative Performance Period, a number of PSUs equal to between 3% and 12% of the Target PSUs, using straight-line interpolation (rounded up to the nearest whole PSU), shall be designated “Banked PSUs.”

5.
If the Company achieves an ROIC between the “Target” and “Maximum” amounts in the table below for the cumulative Performance Period, a number of PSUs equal to between 12% and 24% of the Target PSUs, using straight-line interpolation (rounded up to the nearest whole PSU), shall be designated “Banked PSUs.”

6.
If the Company achieves an ROIC greater than the “Maximum” amount in the table below for the cumulative Performance Period, a number of PSUs equal to 24% of the Target PSUs (rounded up to the nearest whole PSU), shall be designated “Banked PSUs.”

ROIC	Fiscal Year 2019	Fiscal Year 2020	Fiscal Year 2021	Performance Period (cumulative 3-year)
Metric Target	13.5%	14.2%	15.3%	14.4%
Threshold (% of metric target)	12.15% (90%)	12.07% (85%)	12.24% (80%)	12.24% (85%)
Target (% or metric target)	13.5% (100%)	14.2% (100%)	15.3% (100%)	14.4% (100%)
Maximum (% of metric target)	14.85% (110%)	16.33% (115%)	18.36% (120%)	16.56% (115%)

TSR MODIFER

1.
If the Company achieves a TSR over the Performance Period that is at or below the 25th percentile of the TSRs of the component members of the Company’s Peer Group over the Performance Period, a number of PSUs equal to 75% of the Banked PSUs shall vest.

2.
If the Company achieves a TSR over the Performance Period that is between the 25th percentile and 75th percentile of the TSRs of the component members of the Company’s Peer Group over the Performance Period, a number of PSUs equal to 100% of the Banked PSUs shall vest.

3.
If the Company achieves a TSR over the Performance Period that is at or above the 75th percentile of the TSRs of the component members of the Company’s Peer Group over the Performance Period, a number of PSUs equal to the lesser of (i) 125% of the Banked PSUs or (ii) the Maximum PSUs, shall vest.

CHANGE IN CONTROL
In the event of a Change in Control prior to the end of the Performance Period, the number of PSUs determined to vest shall be equal to (A) the number of Banked PSUs, if any, plus (B) 100%, 80% or 60% of the Target PSUs if the Change in Control occurs during fiscal year 2019, 2020 or 2021, respectively.
DEFINITIONS

For purposes of this Appendix 1, the following definitions shall apply to capitalized terms not defined in the Performance Share Unit Grant Notice or the Performance Share Unit Agreement:

(a)    “Adjusted EPS” means the diluted earnings per share of the Company, adjusted for (i) certain non-cash items included within net income, (ii) certain items not indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not occurred within the last two years or are not reasonably likely to recur within the next two years, each as determined by the Committee and subject to certain other adjustments made in the Committee’s discretion.
(b)    “Average Market Value” of the Company or a member of the Peer Group, as applicable, means, as of any day, the average closing price per share of Common Stock (or per share of common stock of a member of the Peer Group, as applicable) over the 20-consecutive-trading days ending with and including that day (or, if there is no closing price on that day, the last trading day before that day).
(c)    “Beginning Average Market Value” means the Average Market Value as of December 31, 2018.
(d)     “Ending Average Market Value” means the Average Market Value as of December 31, 2021; provided, that, in the event a Change in Control occurs during the Performance Period, “Ending Average Market Value” means the Average Market Value as of the Change in Control Determination Date.
(e)    “Peer Group” shall consist of the companies included in the S&P 500 index as of January 1, 2019; provided, however, that if a member of the Peer Group ceases to be a Publicly Traded Company for any reason during the Performance Period or is acquired by another Publicly Traded Company (other than a transaction the principal purpose of which is to change the name, corporate form or jurisdiction of incorporation or formation of the Peer Group member), the member shall be automatically removed from and treated as never having been included in the Peer Group.
(f)    “Performance Period” means the period beginning on January 1, 2019 and ending on December 31, 2021.
(g)     “Publicly Traded Company” means a company whose shares are regularly quoted or traded on an active securities exchange, over-the-counter market or inter-dealer quotation system.
(h)     “ROIC” means the return on invested capital of the Company, calculated as a fraction using (i) a numerator of adjusted earnings before interest and taxes (Adjusted EBIT) and (ii) a denominator of debt plus equity less cash (Invested Capital), each as determined by the Committee and subject to certain adjustments made in the Committee’s discretion.
“TSR” means the percentage appreciation (positive or negative) in the Common Stock price (or common stock price of a member of the Peer Group, as applicable) over the Performance Period, determined by dividing (i) the difference obtained by subtracting (A) the Beginning Average Market Value, from (B) the Ending Average Market Value plus all cash dividends for the Performance Period, assuming same-day reinvestment into Common Stock (or common stock of the applicable member of the Peer Group) on the applicable ex-dividend date, by (ii) the Beginning Average Market Value. TSR shall be equitably adjusted to reflect stock dividends, stock-splits, spin-offs, and other corporate changes having similar effect. The Committee may adjust the Company’s TSR to take into account unusual or nonrecurring events, including unusual and extraordinary corporate transactions, events or developments, events outside the scope of the Company’s core business activities or any other items set forth in the performance criteria adjustment provisions of the Plan.

APPENDIX 2
TO PERFORMANCE SHARE UNIT AGREEMENT

CONFIDENTIALITY AND BUSINESS PROTECTION AGREEMENT

Capitalized terms used but not defined in this Appendix 2 shall have the respective meanings ascribed to such terms in the Agreement, the Grant Notice or the Plan, as applicable.
WHEREAS, the Company operates in a highly competitive business environment and has a legitimate interest in protecting its valuable assets, including its confidential information, trade secrets, and intellectual property; its goodwill and reputation; the business relationships it has developed with its clients and vendors; and the training and development of its employees;
WHEREAS, Participant’s employment and responsibilities with the Company have permitted and will in the future permit Participant to have access to competitively sensitive and highly confidential business information and trade secrets of the Company and to derive and enjoy the benefit of the Company’s relationships with its customers and business partners, which have been developed by the Company’s employees and/or or as a result of the innovative products and technologies that the Company has brought or will bring to its customers (“Goodwill”);
WHEREAS, the Company’s customers are located across the United States and around the world; the market for the Company’s products, processes, and services is national and international in scope; the Company sells and markets the same or similar products, processes, and services across state and national boundaries; and the Company’s market expands or contracts over time based on the growth of the Company’s business and the demand for the Company’s products, processes, and services;
WHEREAS, the Company desires to ensure that its confidential information, trade secrets, intellectual property, goodwill, reputation, business relationships, and investment in training and developing employees are adequately protected and are not used or disclosed without proper authorization by the Company; and
WHEREAS, Participant’s eligibility to receive the PSUs is conditioned upon Participant’s timely acceptance of the obligations and other terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of Participant’s eligibility for the PSUs, and as a condition of Participant’s continued access to the Company’s confidential information and trade secrets and the benefit of the Company’s Goodwill and customer relationships, the Company and Participant agree as follows:
1.Access to Confidential Information. In the course of Participant’s employment, the Company will provide Participant with access to certain Confidential Information, which is not in the public domain, is highly valuable and competitively sensitive and which, if acquired by the Company’s competitors, would cause irreparable harm to the Company. As used in this Agreement, “Confidential Information” means all information that Participant acquires from the Company which is not publicly known outside of the Company, and which concerns any of the following: the methods, processes, or know-how used or developed by the Company to design, manufacture, distribute, market, or sell its products, processes, or services; the research, development, or design of the Company’s products or processes; the Company’s plans or strategies for sales, marketing, or distribution; the Company’s supply and distribution processes or arrangements; research initiatives or projects; results of tests or experiments; information on financial performance, pricing, margins, or profits or production, labor, or other costs; market or sales data; existing or planned merger, acquisition, or divestiture activities; proposals or terms of contracts with customers, suppliers, distributors, or others; the identity and skills of other the Company employees; and information provided to the Company by its customers, suppliers, or third parties pursuant to a confidentiality obligation or an expectation of confidentiality.

2.Covenants to Protect Confidential Information. Participant covenants, promises, and agrees that she/he will not, directly or indirectly, use Confidential Information (or cause or permit it to be used) for any purpose other than the good-faith performance of her/his duties as a Company employee. In addition, subject to the Permitted Disclosures referenced below, Participant covenants, promises, and agrees that she/he will not, directly or indirectly, disclose Confidential Information (or cause or permit it to be disclosed) to any individual or person other than employees, consultants, contractors, suppliers, vendors, or teammates authorized by the Company to receive such information and having a need to know such information in connection with the good-faith support of the Company’s business activities. Participant further covenants, promises, and agrees (a) not to remove from the Company’s premises (including the Company’s computer systems, servers, and networks) any Confidential Information in any form, except as required in the performance of his or her duties as an the Company employee, and (b) to return to the Company any and all records containing Confidential Information immediately upon termination of the employment relationship between Participant and the Company. Furthermore, Participant covenants, promises, and agrees not to accept employment with any employer that manufactures, markets, or sells products, processes, or services that are similar to or competitive with products, processes, or services manufactured, marketed, or sold by the Company, where such employment would involve duties the performance of which would inevitably cause Participant to use or disclose Confidential Information of the Company for the benefit of a third party in violation of this Agreement. The covenants and promises set forth in this section shall continue both during and after Participant’s employment with the Company and, notwithstanding any other provision of this Agreement, in all cases shall be subject to the Permitted Disclosures referenced below.

3.Covenant to Protect Goodwill and Customer Relationships. Participant acknowledges that the Goodwill of the Company shall belong to the Company and not be used for the benefit of Participant, a future employer, or any other third party. In recognition of the value and importance of the Goodwill to the Company, Participant covenants, promises, and agrees that, during the Restricted Period (as defined below), Participant will refrain from directly or indirectly soliciting or attempting to solicit business from a Customer or a Prospective Customer, where a purpose of such solicitation is to induce the Customer or Prospective Customer to reduce or alter its business relationship with the Company or to purchase or acquire from a third party any product, process, or service that is competitive with any product, process, or service that the Company offers to its customers. As used in this Agreement, the Restricted Period shall consist of the continuous period of twelve (12) consecutive months immediately following the Participant’s separation from service with the Company, provided, however, that this twelve (12)-month period may be extended by any period of Participant’s noncompliance with the covenants and promises set forth in this Agreement.

4.Covenant Not to Solicit Employees. In recognition of the Company’s investment in recruiting, training, and developing its employees, Participant covenants, promises, and agrees that, during employment by the Company and during the Restricted Period, she/he shall not solicit or encourage any employee of the Company to resign from or cease employment with the Company, or to accept a position as an employee or consultant for any other entity or person that manufactures, sells, or markets products, processes, or services that are similar to or competitive with products, processes, or services manufactured, sold, or marketed by the Company. This Section 4 does not apply to the solicitation of any Company employee who is not employed by the Company until after the date on which Participant’s Termination of Service occurs.

5. Covenants Not to Compete.
a.Establishment or Leadership of a Competitive Business. During Participant’s employment with the Company, and during the Restricted Period, Participant covenants, promises, and agrees that she/he shall not, within the Geographic Territory, either (i) directly or indirectly own, establish, or control (other than through ownership of less than two percent (2%) of the shares of publicly traded stock) or (ii) serve as an officer, director, principal, or partner of a business that manufactures, develops, markets, or sells products, processes, or services that are similar to or competitive with the products, processes, or services that are manufactured, marketed, sold, or being developed by the Company during the final twenty-four (24) months of Participant’s employment with the Company. As used herein, the “Geographic Territory” is defined to include all states of the United States in which the Company manufactures, distributes, sells, or markets its products, processes, or services during the twenty-four (24) months immediately preceding the start of the Restricted Period, and all countries in which the Company manufactures, distributes, sells, or markets its products, processes, or services during the twenty-four (24) months immediately preceding the start of the Restricted Period. The Geographic Territory does not include any state or country in which the Company does not maintain operations or commence sales or marketing until after the start of the Restricted Period.

b.Prohibited Positions with Competitors. During Participant’s employment with the Company and during the Restricted Period, Participant covenants, promises, and agrees that she/he shall not directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company. The term “Business” refers to the business of the Company and shall include the manufacturing and sale of automotive and industrial paints, coatings and related products, as such business may be expanded or altered by the Company during the term of the Participant’s employment with the Company. This Agreement shall not be construed to bar any attorney from engaging in the practice of law as an attorney for any third party; provided that he or she otherwise complies with his or her obligations under this Agreement and under the applicable rules of professional conduct.

6.Nature and Timing of Separation. The obligations set forth in this Agreement shall apply regardless of the voluntary or involuntary nature of the termination of the employment relationship between the Company and Participant, the duration of that relationship, or any other circumstances under which the relationship terminates.

7.Injunctive Relief. Participant specifically acknowledges and agrees that Participant’s violation of any obligation under the preceding sections of this Agreement will cause irreparable harm to the Company’s legitimate business interests, and that such harm cannot be measured by any specific amount of money or adequately remedied by the award of any sum of monetary damages. Therefore, Participant specifically agrees and understands that the Company will be entitled to specific performance and injunctive and other equitable relief in case of any breach or attempted breach of the preceding sections and agrees not to assert as a defense that the Company has an adequate remedy at law. Any injunctive relief shall be in addition to, and not in lieu of, any other remedies available to the Company.
8.Conformance and Severability. It is the intent of the Parties that each of the covenants and promises set forth above is divisible and severable from the other covenants and promises in those sections. The Parties further intend that this Agreement be enforceable to the maximum extent possible and that, if a court of competent jurisdiction determines that any term or clause renders some or all of this Agreement invalid or unenforceable, then, such term or clause should be modified to the extent necessary to make the Agreement legal and enforceable while preserving as much as possible of the intent of such term or clause. Where a court of competent jurisdiction determines that any term or clause renders some or all of this Agreement invalid or unenforceable, and such modification is not feasible, it is the intent of the Parties that the offending term or clause should be substituted with another term or clause that is enforceable and most nearly achieves the same objectives. Where a court determines that neither modification nor substitution of such term or clause is feasible under the circumstances, only then shall the offending term or clause be severed and stricken from the Agreement, but only to the extent that the term or clause is invalid or unenforceable, and the remaining provisions of the Agreement shall be enforced in accordance with their terms and entitled to full force and effect.
9.Permitted Disclosures. Notwithstanding any other provision of this Agreement, Participant will not be held civilly or criminally liable under any federal or state trade secret law for disclosing a trade secret of the Company in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney representing or advising Participant concerning such disclosure, if the disclosure (a) is made solely for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.  In addition, if Participant files a lawsuit against the Company for retaliation for reporting a suspected violation of law, Participant may disclose trade secrets of the Company to the attorney representing him/her and may use the trade secret information in the court proceeding, only if any document containing the trade secret is filed under seal, and Participant does not disclose the trade secret except as specifically directed or authorized by a court order. In addition, nothing in this Agreement should be construed (i) to impede or interfere with Participant’s right to respond truthfully and completely to any request for information regarding the Company’s activities where disclosure is required by legal process, or (ii) to prevent Participant from communicating directly with, responding to any inquiry from, or providing truthful testimony or information to, any regulatory or law enforcement agency of the United States, the U.S. Congress, an Inspector General, or a state government agency in the course of a lawful investigation or proceeding. Participant is not required to contact the Company as a precondition to any of the foregoing, provided, however, that Participant cannot, without the written approval of the Company’s General Counsel, disclose the substance of communications between the Company personnel and the Company’s legal counsel which are protected by the Company’s attorney-client privilege.
10.General.
a.With the exception of modification or substitution of terms by a court of competent jurisdiction under the Conformance and Severability section above, no modification or waiver of any provision of this Agreement shall be valid unless in writing signed by both Parties and specifically referring to this Agreement by name.
b.Participant acknowledges that the services to be rendered by Participant are personal and that Participant may not assign any of her/his duties or obligations under this Agreement. The Company may assign the Agreement to any successor or transferee. This Agreement shall be valid and binding upon all heirs, successors and assigns of the Parties.
c.No delay or omission in enforcing any provision of this Agreement or in exercising any right or remedy set forth in this Agreement shall operate as a waiver of any right or remedy or preclude enforcement or specific performance of such provision or the exercise of any right or remedy.
d.The Parties acknowledge that they have each read this Agreement in its entirety, understand it, agree to be bound by its terms and conditions, and intend that the Agreement be interpreted as if drafted equally by both Parties.
e.Participant agrees that the Company may, in its sole discretion, share all or part of this Agreement with any future or prospective employer to the extent reasonably necessary to ensure Participant’s compliance. In addition, Participant agrees to provide the Company, upon its request, with the name, address, and contact information of any new employer or third party whose relationship with Participant may violate the provisions of this Agreement.
f.To the extent any financial compensation is required under Applicable Law to be paid to Participant to render any of the covenants set forth in this Appendix 2 enforceable, the Company shall have sole discretion to elect to enforce such covenants and make such payments, and nothing herein shall be deemed to require the Company to enforce such covenants or make any such payments.

APPENDIX 3
TO PERFORMANCE SHARE UNIT AGREEMENT
COUNTRY-SPECIFIC TERMS AND CONDITIONS
These Country-Specific Terms and Conditions include additional terms and conditions that govern the PSUs granted to Participant under the Plan if Participant resides or works in one of the countries listed below. Capitalized terms used but not defined in these Country-Specific Terms and Conditions are defined in the Plan or the Agreement and have the meanings set forth therein.
BRAZIL
Compliance with Law. By accepting the PSUs, Participant acknowledges and agrees to comply with applicable Brazilian laws and to pay any and all Taxes associated with the PSUs, and the sale of the Shares acquired under the Plan.
Labor Law Acknowledgment. By accepting the PSUs, Participant agrees that (i) Participant is making an investment decision, (ii) Participant will receive Shares under the PSUs only if the vesting conditions are met and (iii) the value of the underlying Shares is not fixed and may increase or decrease in value without compensation to Participant.
MEXICO
Labor Law Policy and Acknowledgment for Employees of Axalta Coating Systems Servicios Mexico, S. de R.L. de C.V. In accepting the grant of the PSUs, Participant expressly recognizes that Axalta Coating Systems Ltd., with registered offices at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda, is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Axalta Coating Systems Ltd. and Participant since Participant is participating in the Plan on a wholly commercial basis and Participant’s sole employer is Axalta Coating Systems Servicios Mexico, S. de R.L. de C.V., located at Avenida Industria Eléctrica No. 10 Industrial Barrientos, Tlalnepantla Estado de México, Zip Code 54015, State of Mexico. Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from participating in the Plan do not establish any obligations by Participant’s employer, Axalta Coating Systems Servicios Mexico, S. de R.L. de C.V. towards Participant, do not form part of the employment conditions and/or benefits provided by the employer, and any modification of the Plan or their termination shall have no effect on, nor constitute a change or impairment of, the terms and conditions of employment.
Participant further understands that Participant’s participation in the Plan is as a result of a unilateral and discretionary decision of Axalta Coating Systems Ltd.; therefore, Axalta Coating Systems Ltd. reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.
Finally, Participant hereby declares that Participant does not reserve to Participant any action or right to bring any claim against Axalta Coating Systems Ltd. for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to Axalta Coating Systems Ltd., its affiliates, branches, representation offices, its shareholders, officers, agents, or legal representatives with respect to any claim that may arise.
Políticas bajo la Legislación Laboral y aceptación por parte de los empleados de Axalta Coating Systems Servicios Mexico, S. de R.L. de C.V. Al aceptar el otorgamiento de las PSUs, expresamente reconozco que Axalta Coating Systems Ltd., con oficinas ubicadas en Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda es la única responsable de la administración del Plan y que mi participación en el Plan y la adquisición de acciones no genera una relación de trabajo entre Axalta Coating Systems Ltd. y el suscrito, toda vez que mi participación en el Plan es meramente comercial y mi único Patrón lo es Axalta Coating Systems Servicios Mexico, S. de R.L. de C.V., ubicado en Avenida Industria Eléctrica No. 10 Industrial Barrientos, Tlalnepantla Estado de México, Zip Code 54015, State of Mexico. Derivado de lo anterior, expresamente reconozco que el Plan y los beneficios que pudieran derivar de mi participación en el Plan no generan obligación alguna de mi Patrón Axalta Coating Systems Servicios Mexico, S. de R.L. de C.V. hacia el suscrito, no forman parte de las condiciones de trabajo y/o prestaciones otorgadas por mi Patrón y cualquier modificación del Plan o su terminación no constituirá un cambio o menoscabo de los términos y condiciones de mi relación de trabajo.
Adicionalmente, entiendo que mi participación en el Plane es resultado de una decisión unilateral y discrecional de Axalta Coating Systems Ltd.; por lo tanto, Axalta Coating Systems Ltd. se reserva el derecho absoluto de modificar y/o descontinuar mi participación en cualquier tiempo sin ninguna responsabilidad hacia mi.
Finalmente, por la presente expresamente declaro que no me reservo acción ni derecho alguno que ejercitar en contra de Axalta Coating Systems Ltd. por cualquier daño o perjuicio o para reclamar una compensación en relación con cualquier disposición del Plan o con los beneficios derivados bajo el Plan y por lo tanto otorgo el finiquito más amplio que en derecho proceda a Axalta Coating Systems Ltd., sus afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, en relación a cualquier demanda que pudiera surgir.
SWITZERLAND
Securities Law Notice. The grant of the PSUs under the Plan is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

Axalta - PSU Agreement – non-US (2014 Plan)(2019 Annual Grant)